                                EXHIBIT 11.1

                      BUILDING ONE SERVICES CORPORATION
                     COMPUTATION OF NET INCOME PER SHARE
               (Dollars in thousands, except per share amounts)

                                                                     Three Months Ended                Nine Months Ended
                                                                       September 30,                    September 30,
                                                                    1998            1997             1998           1997
                                                                -------------   -------------    -------------   -------------
Basic earnings per share:
   Net income................................................    $    15,164     $       299      $    30,291     $       943
   Weighted average shares outstanding - Basic...............     43,122,092       3,590,724       38,298,295       3,102,079
                                                                 -----------     -----------      -----------     -----------
   Net income per share - Basic..............................    $      0.35     $      0.08      $      0.79     $      0.30
                                                                 ===========     ===========      ===========     ===========
Diluted earnings per share:
   Net income................................................    $    15,164     $       299      $    30,291     $       943
                                                                 -----------     -----------      -----------     -----------
   Weighted average shares outstanding - Basic...............     43,122,092       3,590,724       38,298,295       3,102,079
   Convertible Non-Voting Common Stock.......................        500,000                          500,000
   Common stock equivalents from stock options and warrants..        192,711         115,116          389,347         115,116
   Contingently issuable shares..............................        440,852                          180,679
                                                                 -----------     -----------      -----------     -----------
   Total weighted average shares outstanding - Diluted.......     44,255,655       3,705,840       39,368,321       3,217,195
                                                                 -----------     -----------      -----------     -----------
   Net income per share - Diluted............................    $      0.34     $      0.08      $      0.77     $      0.29
                                                                 ===========     ===========      ===========     ===========


Outstanding stock options and warrants to purchase 6,255,774 shares of common stock as of September 30, 1998 were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the common shares during the period.